Exhibit 99.1

Flotek Industries 10603 W. Sam Houston Pkwy N., Suite 300 Houston, TX 77064 Ph: 713-849-9911 www.flotekind.com

FLOTEK INDUSTRIES, INC. ANNOUNCES FOURTH QUARTER 2017 RESULTS

HOUSTON, February 20, 2018 — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced results for the three and twelve months ended December 31, 2017.

Highlights

•	GAAP earnings/(loss) per share (“EPS”) from continuing operations of ($0.14) and ($0.23) for the three and twelve months ended December 31, 2017, respectively; compared to $0.07 and $0.03 for the three and twelve months ended December 31, 2016, respectively.

•	Adjusted EPS from continuing operations of $0.00 and ($0.07) for the three and twelve months ended December 31, 2017, respectively; compared to ($0.07) and ($0.11) for the three and twelve months ended December 31, 2016, respectively.

•	Full year 2017 revenue increased 20.6% year-over-year to $317.1 million. Fourth quarter 2017 revenue declined 8.7% sequentially to $72.5 million and increased 2.7% year-over-year.

•	Cash SG&A of $14.5 million (excluding stock compensation expense of $1.5 million) in the fourth quarter 2017, under the low end of the Company’s guidance of $15.0 million - $16.0 million, decreased 25% compared to fourth quarter 2016 levels, ahead of its 20% y/y reduction target.

•	Net income (loss) from continuing operations of ($7.8) million for the fourth quarter 2017, compared to ($3.4) million for the third quarter 2017 and $3.9 million in the fourth quarter 2016.

•	Adjusted EBITDA, a non-GAAP measure, of $7.7 million for the fourth quarter 2017, compared to $3.3 million in the third quarter 2017 and $0.7 million in the fourth quarter 2016.

•	Fourth quarter 2017 free cash flow (operating cash flow less capital expenditures) of $13.1 million, compared to $6.8 million in third quarter 2017 and ($0.5) million in fourth quarter 2016.

•	Decreased net debt position by 46.4% year-over-year to $23.4 million at year end 2017.

(Please refer to GAAP reconciliation tables in this release)

John Chisholm, Flotek’s Chairman, President and Chief Executive Officer commented, “Last year was a transformational year for Flotek, as we undertook several measures to improve our market position and profitability. First, during 2017, our management team was transformed to reflect the future of Flotek, and we are excited about the strength of our leadership team as we enter 2018 as a re-defined organization. Second, in May, we completed the Drilling Technologies and Production Technologies segment divestitures which have improved our free cash flow profile. Third, we paid down the balance of our term loan and increased the availability of our revolver while extending its maturity by two years. Our total debt at year end 2017 was $28.0 million, down 42% from $48.4 million at year end 2016. Fourth, we initiated a thorough review of our SG&A with a targeted run-rate reduction of 20% from 4Q16 levels. Our 4Q17 cash SG&A achieved a 25% reduction. Through it all, we have remained committed to our Research and Innovation, which continues to introduce new products into the market specifically to meet the requirements and needs of both E&P operators and service companies who remain integral in the efficient distribution channels into the industry.

“During the fourth quarter 2017, our Energy Chemistry Technologies (“ECT”) segment experienced a slower than anticipated December month, largely due to weather events, budget exhaustion and seasonal factors which we alluded to in our guidance last quarter. Despite the industry related operational issues and subsequently lower revenues, our recent focus on cost control led to the highest quarterly segment profitability at the EBITDA and operating income lines for the year. As an organization, we are proud of the progress and execution we have made on this front, which was laid out on our third quarter 2017 call, and which I attribute to the quality and effort of our employees.

“Additionally, we have begun increasing our marketing efforts through the release of a series of case studies. Most recently, we released a study evaluating a sample of 426 Midland Basin wells targeting the Wolfcamp B interval. Wells with our Complex nano-Fluid® technology improved cumulative barrels of oil equivalent (BOE) over the first 12 months of production by 22% after normalizing for proppant amount and perforated length. We will continue to provide insight into the success E&P operators experience in utilizing Flotek’s custom chemistry solutions going forward. Our focus remains on improving reservoir performance and recovery factors which makes a difference to our clients’ economics and provides consistent and reliable chemistry technology to operators and service companies alike.

“Our Consumer and Industrial Chemistry Technologies (“CICT”) segment continued to perform well despite a volatile citrus market, which remains impacted by lower crop yields due to disease and hurricane activity. Fourth quarter revenues were in line with our guidance and represent an 11.3% year-over-year improvement. During the fourth quarter we completed the installation of a new vacuum distillation unit in Winter Haven, FL, and we continue to invest in improving our facilities and market position in our CICT segment.

“As a result of reducing our debt, we have bolstered our financial position. Our only debt today consists of our revolver borrowings, which is primarily being used to fund working capital. Our balance sheet gives us the flexibility to remain opportunistic moving forward as we execute our plans to grow in the custom chemistry marketplace, both in ECT and CICT. We will also continue to evaluate further stock buybacks but believe our runway of growth opportunities requires disciplined investment to preserve our strong balance sheet and liquidity position.

“Looking ahead, I am very excited about our opportunities, our employees are dedicated, and our focus remains on serving our clients the best we can by offering new technology at competitive prices. The measures we are undertaking to control our costs, leverage our R&I capability for new product development and align ourselves with our clients is designed to have a measurable, positive impact to shareholder value in the long run.”

Full Year 2017 Results

For the twelve months ended December 31, 2017, Flotek reported revenue of $317.1 million, an increase of $54.3 million, or 20.6%, compared to $262.8 million in 2016.

Flotek reported income (loss) from continuing operations for the twelve months ended December 31, 2017 of ($13.1) million, a decrease of $15.0 million compared to $1.9 million in 2016. On a GAAP basis, Flotek reported income (loss) per share (fully diluted) for the twelve months ended December 31, 2017 of ($0.23) from continuing operations compared to $0.03 for the twelve months ended December 31, 2016.

Excluding select items, comprised primarily of executive retirement/severance expense and the impact of the U.S. Tax Cuts & Jobs Act of 2017 to income tax expense totaling $9.2 million, net of tax, or $0.16 per share, adjusted EPS from continuing operations was ($0.07) for the twelve months ended December 31, 2017, compared to ($0.11) for the twelve months ended December 31, 2016. (See our Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the twelve months ended December 31, 2017, was $10.1 million, compared to $15.6 million for the twelve months ended December 31, 2016. Adjusted EBITDA, which excludes select items comprised primarily of stock compensation expense, gain on sale of assets and executive retirement/severance expense, for the full year 2017 was $23.5 million, compared to full year 2016 adjusted EBITDA of $14.9 million. Management believes that adjusted EBITDA provides useful information to investors to better assess and understand operating performance and cash flows. (See our Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

Fourth Quarter 2017 Results

For the three months ended December 31, 2017, Flotek reported revenue of $72.5 million, an increase of $1.9 million, or 2.7%, compared to $70.6 million in the same period of 2016. Revenue decreased $6.9 million, or 8.7%, compared to the third quarter of 2017.

Flotek reported income (loss) from continuing operations for the three months ended December 31, 2017 of ($7.8) million, a decrease of $11.7 million compared to $3.9 million in the same period of 2016. Income (loss) from continuing operations decreased $4.3 million compared to third quarter 2017. On a GAAP basis, Flotek reported income/(loss) per share (fully diluted) from continuing operations for the three months ended December 31, 2017 of ($0.14) compared to $0.07 for the three months ended December 31, 2016.

Excluding select items, comprised primarily of executive retirement/severance expense and the impact of the U.S. Tax Cuts & Jobs Act of 2017 to income tax expense totaling $8.0 million, net of tax, or $0.14 per share, adjusted EPS from continuing operations was $0.00 for the three months ended December 31, 2017, compared to ($0.07) for the three months ended December 31, 2016. (See our Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

EBITDA for the three months ended December 31, 2017, was $5.3 million, compared to $10.0 million for the three months ended December 31, 2016. Adjusted EBITDA, which excludes select items comprised primarily of stock compensation expense, gain on sale of assets and executive retirement/severance expense, was $7.7 million compared to fourth quarter 2016 adjusted EBITDA of $0.7 million and third quarter 2017 adjusted EBITDA of $3.3 million. Management believes that adjusted EBITDA provides useful information to investors to better assess and understand operating performance and cash flows. (See our Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

A summary income statement reflecting fourth quarter and full year results can be found at the conclusion of this release, as well as GAAP reconciliation tables.

Fourth Quarter 2017 – Segment Highlights

	4Q 2017	3Q 2017	% Change	4Q 2016	% Change
Energy Chemistry Technologies (“ECT”)
Revenue	$55.3 million	$61.2 million	(9.6%)	$55.1 million	0.3%
Income From Operations	$8.9 million	$6.9 million	29.5%	$7.2 million	23.2%
Adj. EBITDA	$14.6 million	$11.7 million	24.1%	$12.6 million	15.5%
Adj. EBITDA Margin	26.4%	19.2%	716 bps	22.9%	347 bps

Consumer and Industrial Chemistry Technologies (“CICT”)
Revenue	$17.2 million	$18.3 million	(5.9%)	$15.5 million	11.3%
Income From Operations	$1.6 million	$1.0 million	58.3%	$1.2 million	34.9%
Adj. EBITDA	$2.4 million	$1.9 million	30.8%	$1.8 million	33.4%
Adj. EBITDA Margin	14.1%	10.2%	397 bps	11.8%	235 bps

*	Percentages may be different when calculated due to rounding.
**	Segment adj. EBITDA excludes stock based compensation, gain on sale of assets and R&I allocations.

Energy Chemistry Technologies Highlights (ECT):

•	Full year 2017 revenue increased 29.2% year-over-year to $243.1 million.

•	Fourth quarter revenue decreased 9.6% sequentially to $55.3 million, and increased 0.3% year-over-year.

•	Fourth quarter adjusted EBITDA margins increased by 716 basis points sequentially to 26.4% due to higher margin product sales, continued execution on cost controls and reduced pressure from hurricane related impacts.

•	Fourth quarter adjusted EBITDA margins increased 347 basis points year-over-year due to cost controls.

Consumer and Industrial Chemistry Technologies Highlights (CICT):

•	Full year CICT revenue decreased 0.8% year-over-year to $74.0 million.

•	Fourth quarter CICT revenue decreased 5.9% sequentially to $17.2 million, and increased 11.3% year-over-year.

•	Fourth quarter CICT adjusted EBITDA margins increased by 397 basis points sequentially to 14.1% due to higher margin product sales and reduced pressure on citrus price inflation following Hurricane Irma in the third quarter. Fourth quarter adjusted EBITDA margins increased 235 basis year-over-year due to higher margin product sales.

Balance Sheet and Liquidity

Net Debt decreased 34.5% from $35.6 million to $23.4 million, sequentially, and decreased 46.4% year-over-year from $43.6 million at year end 2016. Working capital benefits were $9.5 million for the fourth quarter 2017, primarily driven by reduction in Accounts Receivable. Total liquidity at quarter end was $48.5 million. The balance on our credit facility as of December 31, 2017 was $28.0 million, compared to $40.6 million at the end of the third quarter and was $37.2 million as of 2/12/2018. We expect to fund working capital, as customary with our inventory purchases, during the front half of 2018.

Other Financial Items

•	During the fourth quarter 2017, we incurred $7.3 million of tax expenses as a result of changes under the U.S. Tax Cuts & Jobs Act of 2017; as well as $0.7 million (net of taxes) related to executive retirement/severance expenses.

•	Beginning with this release, cost of revenue shown on the Income Statement is no longer inclusive of any portion of depreciation & amortization, as was the case in prior period financials. As a result, depreciation & amortization on the Income Statement will now be consistent with the balances in the Cash Flow Statement.

•	Due to competitive reasons, in future periods we will no longer disclose the detail of CnF® revenues and volumes which we have provided in past releases. This will better align with the ECT segment as a holistic custom chemistry solution provider to the oil & gas industry.

•	Finally, segment gross margins are no longer reported for similar competitive reasons; however, we intend to continue to report segment operating income and adjusted EBITDA.

Flotek Outlook

In commenting about Flotek’s outlook, Mr. Chisholm added, “With respect to our ECT segment, the oil and gas industry is shaping up for a stable operating environment moving into 2018. To date, operators appear to be acting with a degree of financial discipline and a renewed focus on returns over growth. Disciplined spending behavior, logistics challenges and weather delays in major basins during the start of the year are likely to lead to a more flattish environment in completions activity in 1Q18 sequentially, however the quarter will be dependent upon how quickly activity can return to pre-December levels. In our CICT segment, we expect revenues to increase sequentially and be flat to up year-over-year. Our SG&A reductions achieved through our cost cutting initiative should largely remain as we progress through the year. We anticipate capital spending to be in the $12 million to $16 million range for 2018 and will continue to manage our investments with a focus on our operating cash flows.”

Conference Call Details

Flotek will host a conference call on Wednesday, February 21, at 9:30 AM CT (10:30 AM ET) to discuss its operating results for the three and twelve months ended December 31, 2017. To participate in the call, participants should dial 800-768-8804 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive chemistry-based technology, including specialty chemicals, to clients in the energy, consumer industrials and food & beverage industries. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production, cleaning products, foods & beverages and fragrances. In the oil and gas sector, Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$4,584	$4,823
Accounts receivable, net of allowance for doubtful accounts of $733 and $664 at December 31, 2017 and December 31, 2016, respectively	46,018	47,152
Inventories	75,759	58,283
Income taxes receivable	2,826	12,752
Assets held for sale	—	43,900
Other current assets	9,264	21,708

Total current assets	138,451	188,618
Property and equipment, net	73,833	74,691
Goodwill	56,660	56,660
Deferred tax assets, net	12,713	12,894
Other intangible assets, net	48,231	50,352

TOTAL ASSETS	$329,888	$383,215

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$22,048	$29,960
Accrued liabilities	14,589	12,170
Interest payable	43	24
Liabilities held for sale	—	4,961
Current portion of long-term debt	27,950	40,566

Total current liabilities	64,630	87,681
Long-term debt, less current portion	—	7,833

Total liabilities	64,630	95,514

Commitments and contingencies
Equity:
Cumulative convertible preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 60,622,986 shares issued and 56,755,293 shares outstanding at December 31, 2017; 59,684,669 shares issued and 56,972,580 shares outstanding at December 31, 2016	6	6
Additional paid-in capital	336,067	318,392
Accumulated other comprehensive income (loss)	(884)	(956)
Retained earnings (accumulated deficit)	(37,225)	(9,830)
Treasury stock, at cost; 3,621,435 and 2,028,847 shares at December 31, 2017 and December 31, 2016, respectively	(33,064)	(20,269)

Flotek Industries, Inc. stockholders’ equity	264,900	287,343
Noncontrolling interests	358	358

Total equity	265,258	287,701

TOTAL LIABILITIES AND EQUITY	$329,888	$383,215

Flotek Industries, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
	(in thousands, except per share data)		(in thousands, except per share data)
Revenue	$72,509	$70,604	$317,098	$262,832

Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	47,739	47,249	215,129	170,254
Corporate general and administrative	7,719	13,347	41,492	43,745
Segment selling and administrative	8,264	9,526	37,236	36,405
Depreciation and amortization	3,068	3,049	12,159	10,430
Research and development	3,705	2,998	13,645	9,320
Loss (gain) on disposal of long-lived assets	(109)	10	292	(18)

Total expenses	70,386	76,179	319,953	270,136

Income (loss) from operations	2,123	(5,575)	(2,855)	(7,304)

Other (expense) income:
Interest expense	(450)	(443)	(2,168)	(1,979)
Gain on legal settlement	—	12,730	—	12,730
Other (expense) income, net	148	(209)	812	(303)

Total other (expense) income	(302)	12,078	(1,356)	10,448

(Loss) income before income taxes	1,821	6,503	(4,211)	3,144
Income tax expense	(9,588)	(2,586)	(8,842)	(1,237)

(Loss) income from continuing operations	(7,767)	3,917	(13,053)	1,907
Loss from discontinued operations, net of tax	(722)	(17,836)	(14,342)	(51,037)

Net loss	$(8,489)	$(13,919)	$(27,395)	$(49,130)

Basic earnings (loss) per common share:
Continuing operations	$(0.14)	$0.07	$(0.23)	$0.03
Discontinued operations, net of tax	(0.01)	(0.31)	(0.25)	(0.91)

Basic earnings (loss) per common share	$(0.15)	$(0.24)	$(0.48)	$(0.88)

Diluted earnings (loss) per common share:
Continuing operations	$(0.14)	$0.07	$(0.23)	$0.03
Discontinued operations, net of tax	(0.01)	(0.31)	(0.25)	(0.91)

Diluted earnings (loss) per common share	$(0.15)	$(0.24)	$(0.48)	$(0.88)

Weighted average common shares:
Weighted average common shares used in computing basic	57,196	57,768	57,580	56,087
earnings (loss) per common share
Weighted average common shares used in computing	57,196	58,138	57,580	56,350
diluted earnings (loss) per common share

Flotek Industries, Inc.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended
	12/31/2017	12/31/2016
Cash flows from operating activities:
Net loss	$(27,395)	$(49,130)
Loss from discontinued operations, net of tax	(14,342)	(51,037)

(Loss) income from continuing operations	(13,053)	1,907
Adjustments to reconcile (loss) income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	12,159	10,429
Amortization of deferred financing costs	472	424
Provision for doubtful accounts	124	558
Loss (gain) on sale of assets	292	(18)
Stock compensation expense	11,172	12,053
Deferred income tax (benefit) provision	181	(19,681)
Reduction in tax benefit related to share-based awards	1,989	2,510
Changes in current assets and liabilities:
Accounts receivable, net	1,445	(11,544)
Inventories	(17,291)	(6,528)
Income taxes receivable	8,008	(8,189)
Other current assets	12,153	(14,489)
Accounts payable	(8,719)	12,653
Accrued liabilities	8,180	23,946
Income taxes payable	—	(1,890)
Interest payable	19	(87)

Net cash provided by operating activities	17,131	2,054

Cash flows from investing activities:
Capital expenditures	(8,960)	(13,960)
Proceeds from sales of businesses	18,490	—
Proceeds from sale of assets	689	115
Payments for acquisition, net of cash acquired	—	(7,863)
Purchase of patents and other intangible assets	(479)	(573)

Net cash provided by (used in) investing activities	9,740	(22,281)

Cash flows from financing activities:
Repayments of indebtedness	(9,833)	(15,564)
Borrowings on revolving credit facility	383,160	338,460
Repayments on revolving credit facility	(393,776)	(325,043)
Debt issuance costs	(579)	(1,199)
Reduction in tax benefit related to share-based awards	—	(2,510)
Purchase of treasury stock related to share-based awards	(1,729)	(2,350)
Proceeds from sale of common stock	654	30,923
Repurchase of common stock	(5,203)	—
Proceeds from exercise of stock options	21	134

Net cash (used in) provided by financing activities	(27,285)	22,851

Discontinued operations:
Net cash (used in) provided by operating activities	(684)	12
Net cash provided by (used in) investing activities	708	(18)

Net cash flows provided by (used in) discontinued operations	24	(6)

Effect of changes in exchange rates on cash and cash equivalents	151	(3)

Net (decrease) increase in cash and cash equivalents	(239)	2,615
Cash and cash equivalents at the beginning of period	4,823	2,208

Cash and cash equivalents at the end of period	$4,584	$4,823

Flotek Industries, Inc.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands, except per share data)

GAAP Income (Loss) from Continuing Operations and Reconciliation to Adjusted Net Income (Loss) (Non-GAAP)

	Three Months Ended		Twelve Months Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
		(in thousands, except per share data)
(Loss) Income from Continuing Operations (GAAP)	$(7,767)	$3,917	$(13,053)	$1,907
Impact of 2017 Tax Act to Income Tax Expense	7,308	—	7,308	—
Select Items Impacting Earnings, net of tax	657	(8,275)	1,851	(8,275)

Adjusted Net Income (Loss) (Non-GAAP)	$198	$(4,358)	$(3,894)	$(6,368)

Weighted Average Shares Outstanding (Fully Diluted)	57,196	58,138	57,580	56,350

Adjusted Earnings (Loss) Per Share (Fully Diluted)	$0.00	$(0.07)	$(0.07)	$(0.11)

Select Items Impacting Earnings
Executive Retirement and Severance Expense:
Stock Compensation Expense	—	—	887	—
Cash Payments	1,011	—	1,961	—
Gain on Legal Settlement	—	(12,730)	—	(12,730)

Total Select Items	$1,011	$(12,730)	$2,848	$(12,730)

Less income tax effect at 35%	(354)	4,456	(997)	4,456

Select Items Impacting Earnings, net of tax	$657	$(8,275)	$1,851	$(8,275)

*	Management believes that adjusted Net Income for the three and twelve months ended December 31, 2017, and December 31, 2016, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses associated with executive retirement to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Flotek Industries, Inc.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands, except per share data)

GAAP Income (Loss) from Continuing Operations and Reconciliation to Adjusted EBITDA (Non-GAAP)

	Three Months Ended		Twelve Months Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
		(in thousands, except per share data)
(Loss) Income from Continuing Operations (GAAP)	$(7,767)	$3,917	$(13,053)	$1,907
Interest Expense	450	443	2,168	1,979
Income Tax Expense	9,588	2,586	8,842	1,237
Depreciation and Amortization	3,068	3,049	12,159	10,430

EBITDA (Non-GAAP)	$5,339	$9,995	$10,116	$15,553

Stock Compensation Expense	1,493	3,462	11,172	12,053
Loss / (Gain) on Sale of Assets	(109)	10	292	(18)
Executive Retirement and Severance Expense	1,011	—	1,961	—
(Gain) on Legal Settlement	—	(12,730)	—	(12,730)

Adjusted EBITDA (Non-GAAP)	$7,734	$737	$23,541	$14,858

*	Management believes that adjusted EBITDA for the three and twelve months ended December 31, 2017, and December 31, 2016, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses associated with executive retirement to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Flotek Industries, Inc.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands, except per share data)

GAAP Segment Net Income and Reconciliation to Segment Adjusted EBITDA (Non-GAAP)

	Energy Chemistry Technologies				Consumer and Industrial Technologies
	Three Months Ended		Twelve Months Ended		Three Months Ended		Twelve Months Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016	12/31/2017	12/31/2016	12/31/2017	12/31/2016
	(in thousands, except per share data)				(in thousands, except per share data)
Segment Net Income (GAAP)	$8,896	$7,220	$33,611	$29,014	$1,559	$1,156	$7,465	$9,664
Interest Expense (a)	—	—	—	—	—	—	—	—
Income Tax Expense (a)	—	—	—	—	—	—	—	—
Depreciation and Amortization	1,816	1,873	7,323	5,935	640	572	2,391	2,257

Segment EBITDA (Non-GAAP)	$10,711	$9,093	$40,934	$34,949	$2,198	$1,728	$9,856	$11,922

Stock Compensation Expense	437	519	1,946	2,278	68	97	529	607
R&I Allocation	3,535	2,997	13,130	9,319	169	0	515	1
Loss / (Gain) on Sale of Assets	(109)	10	298	(18)	—	—	—	—

Segment Adjusted EBITDA (Non-GAAP)	$14,574	$12,620	$56,308	$46,528	$2,435	$1,825	$10,901	$12,529

(a)	Interest Expense and Tax Expense are recorded at the Corporate level and not allocated to segments.
*	Management believes that adjusted EBITDA for the three and twelve months ended December 31, 2017, and December 31, 2016, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses associated with executive retirement to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Investor Inquiries, contact:

Matthew Marietta

Senior Vice President

Corporate Development, Investor Relations

Flotek Industries

E: MMarietta@flotekind.com

P: (713) 726-5348

Media Inquiries, contact:

Danielle Allen

Senior Vice President

Global Communications & Technology Commercialization

E: DAllen@flotekind.com

P: (713) 726-5322

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